Exhibit 11(a)

February 2, 2026

MSD Investment Corp.

550 Madison Ave, 20th Floor

New York, New York 10022

Philadelphia, PA 19112-1902

Re:	Registration Statement on Form N-2 (File No. 333-292307)

Ladies and Gentlemen:

We have acted as special Maryland counsel to MSD Investment Corp., a Maryland corporation (the “Company”) and a business development company under the Investment Company Act of 1940, as amended, in connection with the exchange (the “Exchange Offer”) of the Company’s outstanding 6.250% Notes due 2030 (the “Restricted Notes”) that were issued in a transaction on April 2, 2025 not requiring registration with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) for an equal aggregate principal amount of the Company’s new 6.250% Notes due 2030 that have been registered with the Commission under the Securities Act (the “Exchange Notes”), as covered by the Company’s Registration Statement on Form N-2 (File No. 333-292307) (together with all amendments and supplements thereto, the “Registration Statement”), filed with the Commission.

We have examined (i) the Registration Statement, except that we have not examined the documents incorporated by reference therein or otherwise deemed to be part thereof or included therein, (ii) the Registration Rights Agreement, dated April 2, 2025, by and among the Company and J.P. Morgan Securities LLC, Citizens JMP Securities, LLC, Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., SMBC Nikko Securities America, Inc. and TCBI Securities, Inc. (the “Registration Rights Agreement”), pursuant to which the Restricted Notes are being exchanged for the Exchange Notes, (iv) the Indenture, dated as of April 2, 2025 (the “Base Indenture”), together with the First Supplemental Indenture thereto, dated as of April 2, 2025 (the “First Supplemental Indenture”), and the Second Supplemental Indenture thereto, dated as of December 5, 2025 (the “Second Supplemental Indenture” and together with the Base Indenture and First Supplemental Indenture, collectively, the “Indenture”),

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each between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), (v) the charter and the bylaws of the Company, (vi) a certificate of the State Department of Assessments and Taxation for the State of Maryland (the “SDAT”) as to the good standing of the Company, dated as of a recent date, (vii) certain records of proceedings of the board of directors of the Company with respect to the issuance and sale of the Restricted Notes, the execution, delivery and performance of its obligations under the Indenture and the Registration Rights Agreement, and the transactions contemplated by thereby, including the exchange of the Restricted Notes for the Exchange Notes and the issuance of the Exchange Notes, and (viii) such other corporate records, certificates and documents as we deemed necessary for the purpose of this opinion letter.

In giving the opinions set forth herein, we have made the following assumptions: (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document, (iv) all natural persons who executed any of the documents that were reviewed by us had legal capacity at the time of such execution and (v) all public records reviewed by us or on our behalf are accurate and complete. We have relied as to certain factual matters on information obtained from public officials and from officers of the Company.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further qualifications, assumptions and limitations set forth below, we are of the opinion that (i) the Company is a corporation duly incorporated and validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT, (ii) the Company has the requisite power and authority to execute, deliver and perform its obligations under the Indenture and to issue the Exchange Notes, and (iii) the Exchange Notes have been duly authorized and, when duly executed, issued and authenticated in accordance with the terms of the Indenture and delivered by the Company in exchange for the Restricted Notes in accordance with the terms of the Exchange Offer, will constitute binding obligations of the Company.

Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies. We have assumed that the execution and delivery of the Indenture and the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company is bound. We express no opinion as to the laws of any state or jurisdiction other than, and our opinions expressed herein are limited to, the laws of the State of Maryland, except that we express no opinion with respect to the “blue sky” or other securities laws or regulations of the State of Maryland or any other jurisdiction. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated. This letter and the opinions expressed herein are being furnished by us to you solely for your benefit and may not be relied on, used, circulated, quoted from or otherwise referred to by any other person or for any other purpose without our prior written consent.

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We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on February 2, 2026, and to the use of our name under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Charles F. Hilberg III
Principal